                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                     UNION TEXAS PETROLEUM HOLDINGS, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[UNION TEXAS PETROLEUM     UNION TEXAS PETROLEUM HOLDINGS, INC.
HOLDINGS, INC. LOGO]                 March 22, 1996



Dear Stockholder:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Union Texas Petroleum Holdings, Inc. on Wednesday, May 8, 1996, at 10:00 a.m., Houston time. The meeting will be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas.

     The attached Notice of Annual Meeting and Proxy Statement cover the formal business of the meeting. To acquaint you better with the director nominees, the Proxy Statement contains biographical sketches of each nominee.

     During the meeting, I will report on the operations of the Company during 1995 and its plans for 1996. Directors and officers of the Company will be present to respond to questions from stockholders.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. There is a space on the enclosed proxy for you to indicate if you will be able to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

                                            Sincerely,

                                            /s/ JOHN L. WHITMIRE

                                            JOHN L. WHITMIRE
                                            Chairman of the Board and
                                            Chief Executive Officer

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                            1330 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1996

To the Stockholders of Union Texas Petroleum Holdings, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Union Texas Petroleum Holdings, Inc. (the "Company") will be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas, on Wednesday, May 8, 1996, at 10:00 a.m., Houston time, for the following purposes:

          1. To elect 11 directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

          2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1996; and

          3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 13, 1996, as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited and urged to attend the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy in the enclosed addressed envelope. If you attend, you may vote in person, if you wish, whether or not you have sent in your proxy.

                                            By Order of the Board of Directors

                                            /s/ NEWTON W. WILSON, III

                                            NEWTON W. WILSON, III
                                            Secretary

Houston, Texas
March 22, 1996

                      UNION TEXAS PETROLEUM HOLDINGS, INC.

                                PROXY STATEMENT

SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Union Texas Petroleum Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas, on Wednesday, May 8, 1996, 10:00 a.m., Houston time, and at any adjournment thereof pursuant to and for the purposes set forth in the accompanying Notice of Meeting. The date of the first mailing to stockholders of this Proxy Statement and the related form of proxy included herewith was on or about March 22, 1996.

     The costs of soliciting proxies will be borne by the Company, including reasonable costs incurred by custodians, nominees, fiduciaries and other agents in forwarding the proxy material to their principals. The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee estimated at $6,000, plus reimbursement of out-of-pocket expenses. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by facsimile, telex, telephone and personal interview.

     A proxy will be voted in accordance with the stockholder's instruction, or if no instruction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder may revoke his proxy at any time prior to its exercise by written notice or by execution of a subsequent proxy sent to Newton W. Wilson, III, Secretary, Union Texas Petroleum Holdings, Inc., 1330 Post Oak Blvd., Houston, Texas 77056. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

VOTING SECURITIES AND CERTAIN BENEFICIAL OWNERS

     At the close of business on March 13, 1996, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were issued and outstanding 87,608,900 shares of the Company's common stock, par value $.05 per share ("Common Stock"), excluding Common Stock held by the Company, each share being entitled to one vote upon each of the matters to be voted upon at the meeting. There are no other voting securities outstanding.

     The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum (43,804,451 shares) at the meeting, the meeting may be adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed. A plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote is required for the election of directors, meaning that the 11 nominees with the largest number of affirmative votes will be elected as directors. Any other matter that may come before the meeting shall be adopted if the votes cast for such matter exceed the votes cast against. Under Delaware law and under the Company's Restated Certificate of Incorporation, each share of Common Stock entitles a stockholder to one vote.

     In certain circumstances, a stockholder will be considered to be present at the meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but abstains from voting on a matter or when shares are represented at the meeting by a proxy conferring authority to vote only on certain matters, as in the case of broker non-votes. In conformity with the Company's Bylaws, shares abstaining from voting or not voted on certain matters coming before the meeting, including broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

     The table below sets forth certain information as of March 13, 1996, regarding the beneficial ownership of the Common Stock, excluding Common Stock held by the Company, by (i) each person known by the

Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director of the Company, (iii) the five executive officers of the Company named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group:

                                                                    AMOUNT         PERCENTAGE
                                                                      AND              OF
                                                                   NATURE OF       SHARES OF
                                                                   BENEFICIAL     COMMON STOCK
                              NAME                                 OWNERSHIP(1)   OUTSTANDING
                              ----                                 ------------   ------------
Petroleum Associates, L.P.(2)....................................} 21,833,334          25%
KKR Partners II, L.P.(2).........................................}
     9 West 57th Street
     New York, New York 10019
Oppenheimer Group, Inc.(3).......................................   9,304,323          11%
     Oppenheimer Tower, World Financial Center
     New York, New York 10281
Loomis, Sayles & Company, L.P.(4)................................   4,906,927           6%
     One Financial Center
     Boston, Massachusetts 02111
Glenn A. Cox, Director(5)(6).....................................      16,000           *
Saul A. Fox, Director(2).........................................           0          --
Edward A. Gilhuly, Director(2)...................................           0          --
James H. Greene, Jr., Director(2)................................           0          --
Henry R. Kravis, Director(2).....................................           0          --
Michael W. Michelson, Director(2)................................           0          --
Stanley P. Porter, Director(6)...................................      12,000           *
George R. Roberts, Director(2)...................................           0          --
Richard R. Shinn, Director(6)....................................      16,000           *
Sellers Stough, Director(6)......................................      12,000           *
John L. Whitmire (6)(7)..........................................      27,277           *
     Chairman of the Board and Chief Executive Officer
A. Clark Johnson(6)..............................................     191,100           *
     Retired Chairman of the Board and Chief Executive Officer
William M. Krips, Senior Vice President(6)(7)....................     141,772           *
Arthur W. Peabody, Jr., Senior Vice President(6)(7)..............     215,991           *
Newton W. Wilson, III, Vice President(6)(7)......................     116,103           *
Larry D. Kalmbach, Vice President(6)(7)..........................      36,837           *
All executive officers and directors as a group,
  including the above (group equals 17 persons)(6)(7)(8).........     823,675           1%

---------------

 *  Less than 1%.

(1) Beneficial ownership of Common Stock, except as noted.

(2) KKR Associates is the sole general partner of each of Petroleum Associates, L.P. and KKR Partners II, L.P. (collectively, the "KKR Partnerships") and possesses sole voting and investment power with respect to the 21,833,334 shares owned by such stockholders. KKR Associates is a limited partnership of which Henry R. Kravis, George R. Roberts, Michael W. Michelson, Saul A. Fox, James H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Robert I. MacDonnell, Paul E. Raether, Michael T. Tokarz, Perry Golkin, Clifton S. Robbins and Scott Stuart are the general partners. None of the aforementioned individuals beneficially owns any other shares of Common Stock.

    The KKR Partnerships currently own approximately 25% of the issued and outstanding Common Stock of the Company, excluding shares held by the Company. As a result, the KKR Partnerships and their

                                         (Footnotes continued on following page)
    general partners will be able to exercise effective control over the Company, through their representation on the Board and by reason of their substantial voting power with respect to the election of directors and actions submitted to a vote of stockholders. See also "Compensation Committee Interlocks and Insider Participation."

(3) On February 7, 1996, Oppenheimer Group, Inc., as a parent holding company, filed an amendment to its Schedule 13G on behalf of itself, Oppenheimer Capital and certain related entities with respect to such shares. Such shares of Common Stock may include shares held for investment advisory clients or discretionary accounts.

(4) Loomis, Sayles & Company, L.P. is a registered investment advisor that filed an amendment to its Schedule 13G on February 13, 1996, to report holding such shares for investment advisory clients.

(5) Voting and investment power are shared with Veronica Cox with respect to 5,000 shares, all of which are held in the Glenn A. Cox Trust, UTA.

(6) Includes the following shares issuable upon the exercise of outstanding or issuable stock options that are exercisable within 60 days after March 13, 1996: (i) 11,000 for each of Messrs. Cox, Porter, Shinn and Stough; (ii) 0 for Mr. Whitmire; 170,100 for Mr. Johnson; 128,149 for Mr. Krips; 140,219 for Mr. Peabody; 106,453 for Mr. Wilson; 28,576 for Mr. Kalmbach; and (iii) 655,910 for all executive officers and directors as a group.

(7) Shares held by executive officers in the Company's Savings Plan for Salaried Employees are included in the table as of February 29, 1996. Additional shares may have accumulated since that date.

(8) As of March 13, 1996, the executive officers of the Company include the five executive officers named in the Summary Compensation Table (except Mr. Johnson) and Mr. Whitmire and Mr. Knight, although the 17-persons group includes Mr. Johnson. See "Executive Officers."

                             ELECTION OF DIRECTORS

     PROPOSAL 1: THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. NOMINEES FOR DIRECTOR WILL BE ELECTED BY A PLURALITY OF VOTES.

     The Board recommends election of the nominees listed below as directors to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. All of the nominees, except Mr. Whitmire, were previously elected by the stockholders; Mr. Whitmire is standing for election by the stockholders for the first time. If, at the time of the 1996 Annual Meeting of Stockholders, any of such nominees should be unable to serve or for good cause will not serve, discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominees will be required.

     The nominees, and certain information with respect to each of them, are as follows:

     Glenn A. Cox -- Age 66, Director since January 1993. Mr. Cox is a retired President and Chief Operating Officer of Phillips Petroleum Company ("Phillips"), a position he held from 1985 until December 1991. Phillips is a corporation involved in petroleum exploration, production and refining and also in the manufacturing and distribution of a variety of chemicals. Mr. Cox is also a director of BOK Financial Corp., Bank of Oklahoma, The Williams Companies and Helmerich & Payne, Inc. Member of the Audit Committee.

     Saul A. Fox -- Age 42, Director since July 1985. Mr. Fox has been a partner of Kohlberg Kravis Roberts & Co. ("KKR") since January 1991, and prior to that he had been an associate with KKR since September 1984. KKR is a private investment firm and an affiliate of KKR Associates. Mr. Fox is also a director of Fred Meyer, Inc., American Re Corporation and Layne, Inc.

     Edward A. Gilhuly -- Age 36, Director since December 1992. Mr. Gilhuly was an associate of KKR from 1986 until 1995, when he became a partner. He is also a director of Owens-Illinois, Inc., Red Lion Properties, Inc., Layne, Inc., Red Lion Hotels, Inc. and Owens-Illinois Group, Inc. Member of the Organization and Compensation Committee.

     James H. Greene, Jr. -- Age 45, Director since December 1992. Mr. Greene was an associate of KKR from 1986 until 1993, when he became a partner. He is also a director of Owens-Illinois, Inc., Bruno's Inc., Safeway Inc., The Stop & Shop Companies, Inc., Owens-Illinois Group, Inc. and The Vons Companies Inc.

     Henry R. Kravis -- Age 52, Director since July 1985. Mr. Kravis has been a partner in KKR since its organization in 1976. He is also a director of Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway Inc., Borden, Inc., Bruno's, Inc., Duracell International, Inc., IDEX Corporation, The Stop & Shop Companies, Inc., AutoZone, Inc., K-III Communications Corp., American Re Corporation, Flagstar Companies, Inc., Flagstar Corporation and World Color Press, Inc. Mr. Kravis is a first cousin of Mr. Roberts.

     Michael W. Michelson -- Age 44, Director since July 1985. Mr. Michelson has been a partner of KKR since January 1987, and prior to that he had been an associate of KKR. Mr. Michelson is also a director of Fred Meyer, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., AutoZone, Inc., Red Lion Properties, Inc. and Red Lion Hotels, Inc. Member of the Organization and Compensation Committee.

     Stanley P. Porter -- Age 77, Director since July 1985. Mr. Porter is a retired Vice Chairman of Arthur Young & Company. Mr. Porter was a director of AlliedSignal Inc. (collectively with its predecessor, Allied Corporation, "Allied") from 1980 until April 1989. Allied is an advanced technology company. Mr. Porter is a former director of Fiber Industries, Inc. and Engraph, Inc. Member of the Audit Committee.

     George R. Roberts -- Age 52, Director since July 1985. Mr. Roberts has been a partner in KKR since its organization in 1976. He is also a director of Owens-Illinois, Inc., Bruno's, Inc., Duracell International, Inc., IDEX Corporation, Owens-Illinois Group, Inc., The Stop & Shop Companies, Inc., Safeway Inc., AutoZone, Inc., K-III Communications Corp., American Re Corporation, Flagstar Companies, Inc., Flagstar Corporation, World Color Press, Inc. and Borden Inc. Mr. Roberts is a first cousin of Mr. Kravis.

     Richard R. Shinn -- Age 78, Director since May 1988. Mr. Shinn was Executive Vice Chairman of the New York Stock Exchange from May 1985 through December 1990. Mr. Shinn retired as Chairman and Chief Executive Officer of Metropolitan Life Insurance Company in 1983. Mr. Shinn was a director of Allied from 1973 until April 1988. Mr. Shinn is also a director of Grey Advertising Inc. Member of the Audit Committee and the Organization and Compensation Committee.

     Sellers Stough -- Age 73, Director since March 1988. Mr. Stough is a retired Vice President, Finance of Chevron Corporation. Mr. Stough also served on the Executive Committee of Chevron Corporation from August 1986 until his retirement in December 1987. Mr. Stough was a consultant to the law firm of Pillsbury Madison & Sutro from February 1988 until June 1991. Mr. Stough served as Executive Director of the firm from November 1989 through December 1990. Mr. Stough was a director of Amax, Inc. from 1982 until 1987. Member of the Audit Committee.

     John L. Whitmire -- Age 55, Chairman of the Board and Chief Executive Officer since January 1996 when he succeeded A. Clark Johnson upon his retirement from the Company. Mr. Whitmire has responsibility for the overall management of the Company. Mr. Whitmire served as Executive Vice President-Exploration and Production and as a director of Phillips from January 1994 to January 1996 when he retired. Prior thereto, Mr. Whitmire served in a number of executive capacities throughout his over 30-year career with Phillips.

     The Board has standing audit and organization and compensation committees that are composed of directors of the Company. The functions of the Audit Committee include reviewing external financial reporting, both annual and quarterly reports, and other financial portions of external reporting of the Company, recommending engagement of the Company's independent accountants, reviewing and approving the terms of engagement of the independent accountants, reviewing the independence of such accountants, reviewing with the independent accountants the plan, scope and results of the auditing engagement, and reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of the Company's internal accounting controls.

     The functions of the Organization and Compensation Committee (the "Compensation Committee") include establishing compensation for executive officers, monitoring compensation arrangements of certain management employees for consistency with corporate objectives and to enhance shareholder value, recommending remuneration arrangements for senior management, serving as the Stock Option Committee under the Company's 1985, 1987 and 1992 Stock Option Plans and the Company's 1994 Incentive Plan, administering the Incentive Compensation Plan (as defined herein) and making recommendations with respect to employee benefit plans.

     In addition, although the Board does not have a standing nominating committee, the Compensation Committee considers and makes recommendations to the Board regarding persons to be nominated for election as directors by the Board to fill vacancies that arise between annual meetings of stockholders. Stockholders wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company's Bylaws by providing timely written notice to the Secretary of the Company at 1330 Post Oak Blvd., Houston, Texas 77056, providing such nominee's name, appropriate biographical information and any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. A notice must be delivered to the Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such notice to the Secretary must set forth the name and address of the stockholder that is giving the notice and the beneficial owner, if any, on whose behalf the nomination is made and the number of shares that are owned beneficially by such stockholder and, if any, such beneficial owner.

     In addition to the standing committees, in 1994 the Board created a Succession Committee. In light of the Company's policy mandating retirement of officers at age 65, the Succession Committee was responsible for studying and making recommendations to the full Board regarding the selection of a Chairman of the Board and Chief Executive Officer to succeed A. Clark Johnson, who became 65 in December 1995. Consistent with the recommendation of the Succession Committee, the Board selected Mr. Whitmire, who took office on January 9, 1996. The Succession Committee, whose members were Messrs. Cox, Gilhuly, Michelson and Shinn, was thereafter terminated.

     During the year ended December 31, 1995, the Board held a total of eight meetings, the Audit Committee held four meetings, the Compensation Committee held two meetings, and the Succession Committee held six meetings. Messrs. Fox, Greene, Kravis and Roberts attended less than 75% of the Board meetings.

DIRECTOR COMPENSATION

     All directors who are not officers of the Company receive $40,000 per annum for serving on the Board. In addition, all directors are reimbursed for out-of-pocket costs of attending Board and committee meetings. Messrs. Fox, Gilhuly, Greene, Kravis, Michelson and Roberts are directors affiliated with KKR. See "Compensation Committee Interlocks and Insider Participation."

     Under the shareholder-approved 1994 Incentive Plan, each person who becomes a director who is not then an employee of the Company or any subsidiary or is not affiliated with KKR (a "Non-employee Director") for the first time is granted an option to purchase 5,000 shares of Common Stock effective as of the date the individual becomes a Non-employee Director. Each incumbent Non-employee Director also receives an option to purchase 3,000 shares of Common Stock effective as of the date of each annual meeting of stockholders. During 1995, each Non-employee Director received an initial grant of an option to purchase 5,000 shares of Common Stock at $18.625 per share and an annual grant of an option to purchase 3,000 shares of Common Stock at $22.4375 per share under the 1994 Incentive Plan. Each such option is fully vested and exercisable and has a term of ten years, but must be exercised within six months of termination of service on the Board for any reason other than death or disability or retirement after at least five years of continuous Board service, in which event such option must be exercised within two years of death or disability and within three years of retirement. The price per share to be paid by the holder of such an option is equal to the fair market value per share of Common Stock on the date the option is granted. No transfer, sale or other disposition of Common Stock acquired upon option exercise is permitted until the Non-employee Director terminates service as a Non-employee Director of the Company, unless a prior extraordinary corporate transaction occurs.

     A. Clark Johnson, who had served as the Chairman of the Board and Chief Executive Officer of the Company, retired effective December 31, 1995. Acknowledging Mr. Johnson's over 27 years of service with the Company, including over 10 years as the Chairman of the Board, the Company contributed $250,000 to Haverford College to establish a scholarship endowment in honor of Mr. Johnson.

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

     PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP ("PRICE WATERHOUSE") AS THE COMPANY'S INDEPENDENT ACCOUNTANTS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 2 WILL BE ADOPTED IF THE VOTES CAST IN FAVOR EXCEED THE VOTES CAST OPPOSING THIS PROPOSAL.

     The Board and the Audit Committee recommend ratification of the appointment of Price Waterhouse. Price Waterhouse has audited the financial statements of the Company since the Company's formation in 1982. Price Waterhouse will have a representative at the meeting who will have the opportunity to make a statement, if the representative desires to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     It is not anticipated that there will be presented to the meeting any business other than election of directors and the ratification of the appointment of independent accountants. If any other matters requiring the vote of the stockholders arise, including the question of adjourning the meeting and other matters not known reasonably in advance by the Company, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

     Regardless of the number of shares owned by you, it is important that they be represented at the meeting, and you are respectfully requested to sign, date and return the accompanying proxy at your earliest convenience.

                               EXECUTIVE OFFICERS

     Set forth below are the current executive officers of the Company elected by the Board of Directors.

     John L. Whitmire -- Age 55, Chairman of the Board and Chief Executive Officer since January 1996. Information about Mr. Whitmire is included on pages 3 through 5 with the information on nominees for the Board.

     William M. Krips -- Age 56, Senior Vice President since May 1994, after having served as Senior Vice President -- Exploration and Production, Senior Vice President and General Manager -- U.S. Exploration and Production, Senior Vice President and General Manager -- Hydrocarbon Products Group and Vice President and General Manager -- International Operations. Mr. Krips has responsibility for Producing Operations. Mr. Krips joined Allied in 1964, and served in a number of management positions in planning, finance, marketing and operations. Mr. Krips is also a member of the Unimar Company Management Board, and a director of ENSTAR Corporation ("ENSTAR") and of ENSTAR Indonesia, Inc., Virginia International Company and Virginia Indonesia Company, which entities are subsidiaries of ENSTAR.

     Arthur W. Peabody, Jr. -- Age 52, Senior Vice President since May 1994, after having served as Senior Vice President -- Exploration and Production, Senior Vice President and General Manager -- Hydrocarbon Products Group, Vice President -- Planning and Administration and Vice President -- Acquisitions and Planning. Mr. Peabody has responsibility for New Exploration Ventures and Petrochemicals. Mr. Peabody is also a member of the Unimar Company Management Board, and a director of ENSTAR and of ENSTAR Indonesia, Inc. and Virginia International Company, which entities are subsidiaries of ENSTAR. Mr. Peabody joined Allied in 1981 and, prior to assuming his current position, held various positions in management and in planning and development with Allied and thereafter with the Company.

     Larry D. Kalmbach -- Age 44, Vice President and Chief Financial Officer since February 1995, after having served as Vice President -- Finance and Vice President and Controller of the Company. Mr. Kalmbach has responsibility for Accounting, Tax, Treasury, Audit, Management Information Systems, Risk Management and Planning and Investor Relations. He joined the Company in 1974 and has held various financial management positions with the Company. He is also a member of the Unimar Company Management Board, and a director of ENSTAR and of Virginia International Company and Virginia Indonesia Company, which entities are subsidiaries of ENSTAR.

     James E. Knight -- Age 50, Vice President -- Technical Services since December 1991, after having served as Vice President -- International Operations and Engineering and Vice President--International Drilling. Mr. Knight has responsibility for Production and Reservoir Engineering, Project Management, Drilling and Safety and Environmental. Mr. Knight joined the Company in 1980 and has served in a number of positions in planning, engineering and operations.

     Newton W. Wilson, III -- Age 45, General Counsel, Vice
President -- Administration and Secretary since January 1993, and Vice President, General Counsel and Secretary from October 1985 until he assumed his current position. Mr. Wilson has responsibility for Law, Acquisitions, Human Resources, Health Services, Security, Purchasing, Administration and Corporate Communications.

     The executive officers also serve as directors of certain of the Company's subsidiaries and affiliates in addition to those named above. The Company's Bylaws provide that each officer shall hold office until the officer's successor is elected or appointed or until the officer's death, resignation or removal by the Board.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers for services rendered in all capacities to the Company and its subsidiaries in the years 1993 to 1995.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                                                        NUMBER OF
                                                                        SECURITIES
                                               ANNUAL COMPENSATION      UNDERLYING
             NAME AND                         ---------------------    OPTIONS/SARS       ALL OTHER
        PRINCIPAL POSITION           YEAR      SALARY      BONUS(1)     GRANTED(2)     COMPENSATION(3)
        ------------------           ----     --------     --------    ------------    ---------------
A. Clark Johnson(4)................  1995     $575,000     $518,400            0          $ 235,870
  Chairman of the Board and          1994     $533,333     $409,100       74,800          $  42,667
  Chief Executive Officer            1993     $500,000     $200,900       65,000          $  58,667

William M. Krips...................  1995     $305,000     $193,000       39,100          $  24,400
  Senior Vice President              1994     $290,000     $160,000       39,100          $  23,200
                                     1993     $280,000     $ 85,100       34,000          $  32,683

Arthur W. Peabody, Jr..............  1995     $296,250     $193,000       39,100          $  23,700
  Senior Vice President              1994     $281,250     $160,000       39,100          $  22,500
                                     1993     $270,000     $ 85,100       34,000          $  31,687

Newton W. Wilson, III..............  1995     $285,000     $170,000       31,600          $  22,800
  General Counsel, Vice              1994     $270,000     $135,000       31,600          $  21,600
  President --Administration         1993     $260,000     $ 73,700       27,500          $  29,921
  and Secretary

Larry D. Kalmbach..................  1995     $255,833     $150,000       31,600          $  20,467
  Vice President and                 1994     $205,000     $105,000       20,700          $  16,400
  Chief Financial Officer            1993     $196,667     $ 46,500       18,000          $  21,776

---------------

(1) Includes compensation under the Company's Incentive Compensation Plan for Executive Officers and Key Salaried Employees (the "Incentive Compensation Plan"), which prior program is now under the 1994 Incentive Plan and provides cash awards for executive officers and key salaried employees of the Company. For a description of the Incentive Compensation Plan, see "Report of the Organization and Compensation Committee of the Board of Directors on Executive Compensation." Awards are paid currently in a lump sum or deferred for a period determined by the Compensation Committee. No incentive compensation accrued in 1995, 1994 or 1993 was deferred by any of the executive officers to later years.

(2) Each option granted included an equal number of stock appreciation rights ("SARs").

(3) Information in this column includes amounts contributed by the Company under the Company's Savings Plan for Salaried Employees (the "Savings Plan") and Supplemental Non-Qualified Savings Plan for Executive Employees (the "Supplemental Savings Plan"). The Company's matching contributions to the Savings Plan for 1995 were in the respective amounts of: none for Mr. Johnson, $9,240 for Mr. Krips, $9,240 for Mr. Peabody, $8,323 for Mr. Wilson, and $9,240 for Mr. Kalmbach. The Company's matching contributions to the Supplemental Savings Plan for 1995 were in the respective amounts of: $46,000 for Mr. Johnson, $15,160 for Mr. Krips, $14,460 for Mr.
    Peabody, $14,477 for Mr. Wilson, and $11,227 for Mr. Kalmbach.

                                         (Footnotes continued on following page)

(4) Mr. Johnson retired at age 65 from the Board and as an officer of the Company on December 31, 1995. Effective January 9, 1996, John L. Whitmire succeeded Mr. Johnson as Chairman of the Board and Chief Executive Officer. In connection with his retirement, Mr. Johnson was paid a cash amount of $55,288 in lieu of accrued vacation. In recognition of his 27 years of service to the Company, he also received a personal gift and related tax payment adjustment valued in the aggregate amount of $36,782, which amount, together with the accrued vacation payment, is included under "All Other Compensation." Consistent with past practices for senior management, the Company also provides Mr. Johnson with appropriate office space, secretarial support and certain club membership dues for three years after his retirement. The Company estimates the cost of these arrangements to be under $100,000, which amount is included in "All Other Compensation."

     During each of the three years ended December 31, 1993, 1994 and 1995, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information concerning the grant of stock options and tandem SARs under the Company's 1994 Incentive Plan to the executive officers named in the Summary Compensation Table:

                           OPTION/SAR GRANTS IN 1995

                                                          INDIVIDUAL GRANTS
                                ---------------------------------------------------------------------
                                                  PERCENT
                                                   GRANT
                                                 REPRESENTS
                                                  OF TOTAL
                                 NUMBER OF      OPTIONS/SARS
                                 SECURITIES      GRANTED TO
                                 UNDERLYING         ALL                                   GRANT DATE
                                OPTIONS/SARS    EMPLOYEES IN    EXERCISE    EXPIRATION      PRESENT
                                 GRANTED(1)         1995        PRICE(2)       DATE        VALUE(3)
                                ------------    ------------    --------    ----------    -----------
A. Clark Johnson..............          0              0%            n/a           n/a              0
William M. Krips..............     39,100           4.36%       $18.0625    10/25/2005    $330,522.07
Arthur W. Peabody, Jr.........     39,100           4.36%       $18.0625    10/25/2005    $330,522.07
Newton W. Wilson, III.........     31,600           3.52%       $18.0625    10/25/2005    $267,122.70
Larry D. Kalmbach.............     31,600           3.52%       $18.0625    10/25/2005    $267,122.70

---------------

(1) A total of 896,200 options were granted on October 26, 1995. Options were received by all U.S.-based employees of the Company, with 167,100 options (28,718 of which were Incentive Stock Options ("ISOs")) being granted to the executive officers (the five officers named above (except Mr. Johnson) plus Mr. Knight) and 729,100 options being granted to 528 other employees. See "Report of the Organization and Compensation Committee of the Board of Directors on Executive Compensation." The options become exercisable for 25% of the shares after the expiration of one year from the date of grant, 50% after the expiration of two years, 75% after the expiration of three years and in full after the expiration of four years. Options are granted for a term of ten years, subject to termination between 90 days to three years following termination of employment. Each option vests in full upon death, disability, normal retirement, voluntary resignation for the purpose of accepting employment with Virginia Indonesia Company, involuntary termination of an executive officer, or a change in control (generally defined as liquidation or dissolution of the Company or acquisition of 50% or more of the Company's voting stock or 75% or more of the Company's assets, other than such a transaction with the KKR Partnerships, but not a merger or consolidation unless the Board determines by a majority vote that such transaction is a change in control). Upon the occurrence of a change-in-control event, including specified sales of Common Stock by the KKR Partnerships, the options held by executive officers are automatically exchanged for cash equal to the difference in the value of the Common Stock and the option exercise price. In addition, each option to executive officers is accompanied by an equivalent

                                         (Footnotes continued on following page)
     number of SARs. The SARs allow the optionee, subject to certain restrictions, to surrender his option in return for a payment in cash or shares of Common Stock or a combination thereof equal in value to the excess of the fair market value of the shares of Common Stock represented by the option over the option price thereof. The SARs are subject to the same vesting, expiration and termination provisions as the related option.

(2) The options other than ISOs contain an "early payment provision" whereby the Board or the Compensation Committee may authorize the Company to make a cash payment, equal to the difference in the market value of a share of Common Stock on the date of payment and the exercise price, to the holder of the option and adjust the exercise price of the option to the then market price of the Common Stock.

(3) To calculate the present value of option/SAR grants in 1995, the Company has used the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include (i) a stock price volatility of 28.55%, calculated using monthly stock prices for the three years prior to the grant date, (ii) an interest rate of 6.2%, (iii) a dividend yield of .97% and (iv) an option exercise term of ten years. This value has been adjusted to reflect any risk of forfeiture prior to vesting. The Securities and Exchange Commission (the "SEC") requires disclosure of the potential realizable value or present value of each grant. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation, which is based on certain assumptions, including the assumption that the option will be held for the full ten-year term prior to exercise. Studies conducted by the Company's independent consultants indicate that options are usually exercised before the end of the full ten-year term.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options and SARs during 1995 and unexercised options and SARs held as of the end of 1995, which include grants made under the Company's 1985 and 1992 Stock Option Plans and the 1994 Incentive Plan.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1995

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           NUMBER OF                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                           SECURITIES                        OPTIONS/SARS HELD AT          OPTIONS/SARS HELD AT
                           UNDERLYING                        1995 FISCAL YEAR-END         1995 FISCAL YEAR-END(2)
                          OPTIONS/SARS       VALUE        ---------------------------   ---------------------------
          NAME             EXERCISED     REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------  ------------   --------------   -----------   -------------   -----------   -------------
A. Clark Johnson........     33,357       $ 203,440.69      170,100              0       $  46,100       $     0
William M. Krips........          0       $          0      128,149        102,425       $ 399,890       $58,464
Arthur W. Peabody,Jr....      7,600       $  84,550.00      140,219        102,425       $ 511,569       $58,464
Newton W. Wilson, III...          0       $          0      106,453         82,800       $ 380,524       $47,256
Larry D. Kalmbach.......          0       $          0       28,576         63,125       $  53,148       $40,352

---------------

(1) Market value of the Company's Common Stock at the time of exercise, minus the exercise price, multiplied by the number of shares underlying the options or SARs exercised.

(2) Value calculated by subtracting the exercise price from the market value of the Company's Common Stock on December 29, 1995, which was $19.0625 based on the average of the high and low price on December 29, 1995, multiplied by the number of shares underlying the unexercised options or SARs.

PENSION BENEFITS

     Certain employees of the Company, including each of its executive officers, are participants in the Company's Salaried Employees' Pension Plan (the "Pension Plan"). The table below illustrates the annual straight-life annuity benefits payable to an employee under the Pension Plan as if the employee were age 65 in 1995.

                         ESTIMATED ANNUAL PENSION BENEFIT FOR YEARS OF CREDITED SERVICE INDICATED
                    -----------------------------------------------------------------------------------
     AVERAGE          5         10         15         20         25         30         35         40
    ANNUAL PAY      YEARS      YEARS      YEARS      YEARS      YEARS      YEARS      YEARS      YEARS
------------------  ------    -------    -------    -------    -------    -------    -------    -------
$  300,000........  24,600     49,200     73,800     98,400    123,000    147,600    172,200    196,800
   400,000........  32,800     65,600     98,400    131,200    164,000    196,800    229,600    262,400
   500,000........  41,000     82,000    123,000    164,000    205,000    246,000    287,000    328,000
   600,000........  49,200     98,400    147,600    196,800    246,000    295,200    344,400    393,600
   700,000........  57,400    114,800    172,200    229,600    287,000    344,400    401,800    459,200
   800,000........  65,600    131,200    196,800    262,400    328,000    393,600    459,200    524,800
   900,000........  73,800    147,600    221,400    295,200    369,000    442,800    516,600    590,400
 1,000,000........  82,000    164,000    246,000    328,000    410,000    492,000    574,000    656,000
 1,100,000........  90,200    180,400    270,600    360,800    451,000    541,200    631,400    721,600

     The Pension Plan is a noncontributory, tax-qualified plan and provides that the normal retirement age is 65. The benefits listed in the table above are not subject to any reduction for Social Security benefits or, with respect to the executive officers named in the Summary Compensation Table, for other offset amounts. The amount of pension payable at normal or later retirement under the Pension Plan is based on an employee's years of credited service and the employee's average pay (including salary, Incentive Compensation Plan payments that are not deferred, elective deferrals made under the Company's Savings Plan or Section 125 cafeteria plans, and severance pay (excluding officers), but excluding amounts deferred under a deferred compensation plan, income from an exercise of a stock option or SAR and certain other fringe benefits as specified in the Pension Plan) during the most highly paid five consecutive years of the employee's last ten years of employment (including employment by Allied). An employee who was employed by the Company on April 29, 1990, may elect to receive a lump sum payment at retirement in lieu of a pension.

     The Internal Revenue Code of 1986, as amended (the "Code"), places certain maximum limitations on the amount of benefits that may be payable under tax-qualified plans, such as the Pension Plan. Any excess over such maximum limitation calculated in accordance with the provisions of the Pension Plan will be paid separately by the Company through one or more unfunded excess benefit plans. Such excess benefit plans also provide benefits to certain employees in excess of those provided under the Pension Plan, based upon deferred compensation, severance pay and certain additional service that is not taken into account under the Pension Plan and to the extent the formula in effect for the Pension Plan prior to 1989 would produce a larger benefit than the current formula. Such additional benefits are calculated and included in the table above, with the exception of benefits related to the formula in effect prior to 1989. In 1988, the Company adopted a trust pursuant to which the Company may, at its discretion, including in the event of a change of control, contribute amounts to the trust to provide for all or part of the benefits the Company is obligated to pay pursuant to the excess benefit plans. Any assets placed in the trust will remain subject to the general unsecured creditors of the Company.

     At December 31, 1995, the following individuals had the number of years of credited service indicated: Mr. Johnson, 27; Mr. Krips, 31; Mr. Peabody, 14; Mr. Wilson, 10; and Mr. Kalmbach, 21. Although additional excess benefits are calculated and included in the table above, with the exception of benefits related to the formula in effect prior to 1989, Mr. Johnson received an early payment of supplemental retirement benefits in 1992 in the amount of $2,910,287, which included such excess benefit. In connection with his retirement, Mr. Johnson received a lump sum payment in the amount of $1,069,242 in January 1996 in lieu of a pension.

EXECUTIVE SEVERANCE PLAN

     The Company's Executive Severance Plan provides for certain salary and other severance benefits to certain of the Company's employees, including each of the Company's executive officers, if the employee's employment with the Company is terminated under certain circumstances following a change of control (as defined therein) of the Company. For purposes of the Executive Severance Plan, the acquisition by affiliates of KKR of approximately 50% of the Common Stock from Allied (the "1985 Stock Acquisition") constituted a change of control of the Company. The period following such change of control through the later of March 31, 1997, or 24 months after a change of control is referred to as the "Protected Period." Since benefits are payable if employment with the Company is terminated during the Protected Period, benefits could be required to be paid in the future to employees who are covered by the Executive Severance Plan. The Executive Severance Plan does not restrict the termination of a participant's employment, and no benefits are payable if the participant voluntarily terminates his employment, accepts employment with the purchaser of assets from the Company, or receives a comparable offer of employment (as defined in the plan) by the purchaser of assets from the Company. Certain offers of continued employment either at lower compensation or that require a participant to change his work site are deemed involuntary terminations of employment. If a change of control occurs, certain reductions in benefits and changes in an employee's responsibilities are also deemed involuntary terminations of employment.

     A participant in the Executive Severance Plan who is involuntarily terminated other than for gross cause during the Protected Period is entitled to receive his base salary together with incentive compensation payments for a period of not less than 24, nor greater than 36 months, as specified in the Executive Severance Plan as to such participant. Payments under the Executive Severance Plan will not continue, however, past the month in which the participant attains age 65. Also, an employee who is so terminated is entitled to have 12 months of service and compensation payments credited toward calculation of benefits payable under the excess benefit plans. Under the Executive Severance Plan, Messrs. Krips and Peabody are entitled to 36 months of benefits, and Messrs. Wilson and Kalmbach are entitled to 24 months of benefits. Although Mr. Johnson was entitled to 36 months of benefits, he ceased to be a participant in the Executive Severance Plan upon his retirement on December 31, 1995. Mr. Whitmire, his successor, is a participant entitled to 36 months of benefits. See "Description of Certain Employment Agreements and Changes of Employment Arrangements." A participant entitled to Executive Severance Plan benefits is also entitled to continuation of certain basic life and medical insurance coverage. If a change of control occurs after July 25, 1991, an employee who either becomes entitled to salary and benefit continuation pursuant to the Executive Severance Plan after such change of control or who was receiving benefits pursuant to the Executive Severance Plan on the date of such change of control is entitled to receive in a lump sum any cash benefits which he is entitled to receive or which remain to be paid as of the change of control. The cash benefits will be discounted at the rate of 8% per annum if paid in a lump sum. Assuming that Messrs. Krips, Peabody, Wilson and Kalmbach were entitled to receive payments as of December 31, 1995, such payments would total $1,186,623, $1,186,623, $742,967 and $666,108, respectively. Since Mr.
Johnson attained age 65 and retired in December 1995, he was not entitled to receive payments after December 31, 1995.

     The Company may generally terminate the Executive Severance Plan, but no termination is permitted prior to the later of March 31, 1997, or 24 months after a change of control. In addition, no termination may adversely affect the rights of participants already receiving benefits at the time of termination. Benefits may be reduced, eliminated or deferred in order to prevent application of the "golden parachute" provisions of the Code, if such provisions would result in a net after-tax financial detriment to the participant if the benefits were paid in full to the participant. Such reduction, elimination or deferral will not apply if a participant is provided with a "golden parachute" tax gross-up. Prior to his retirement, Mr. Johnson was the only employee with a "golden parachute" tax gross-up right.

DESCRIPTION OF CERTAIN EMPLOYMENT AGREEMENTS AND CHANGES OF EMPLOYMENT ARRANGEMENTS

     In connection with Mr. Whitmire's appointment in January 1996 as Chairman of the Board and Chief Executive Officer following Mr. Johnson's retirement at age 65 in December 1995, the Company offered Mr. Whitmire employment to hold such offices pursuant to the Company's Bylaws. See "Executive Officers."

His arrangement provides for an annual base salary of $600,000 for 1996 and eligibility for an annual cash bonus award under the Company's Incentive Compensation Plan of 65% of his base salary. On January 9, 1996, Mr. Whitmire was granted an option to purchase 225,000 shares of Common Stock at $19.3125 per share under the 1994 Incentive Plan. Mr. Whitmire has been designated as a participant under the Company's Executive Severance Plan (see "Executive Severance Plan"). During February 1996, the Company purchased Mr. Whitmire's home in Bartlesville, Oklahoma, at its appraised value of $388,000 and paid him a $170,000 special relocation payment to reimburse him for the loss on the sale of his residence in order for him to move to Houston, Texas, to commence employment with the Company. Pursuant to the Company's relocation program, Mr. Whitmire was reimbursed for all of his moving expenses. The Compensation Committee will also review and confirm that Mr. Whitmire receives compensation for any loss of total pension benefit as a result of his retirement from Phillips. Mr. Whitmire will also be entitled to a payment of employer matching contributions at the end of 1996 determined as if Mr. Whitmire had been a participant in the Company's Supplemental Savings Plan throughout 1996. On January 31, 1996, Mr. Whitmire, through his personal contribution to the Company's Savings Plan, acquired 27,302 shares of Common Stock in the Savings Plan at an average price per share of $18.25.

     In connection with the 1985 Stock Acquisition by affiliates of KKR of approximately 50% of the Company's stock from Allied, the Company summarized in letter agreements its existing understandings with certain officers, including the executive officers named in the Summary Compensation Table, regarding compensation and benefits. In all cases, these letter agreements provide for employment at will, which may be terminated by the Company or such officers at any time, with or without cause. The compensation and benefits summarized in the letter agreements are consistent with the Compensation and Benefits Agreement among the Company, Allied and affiliates of KKR (the "Compensation and Benefits Agreement"), which was executed in connection with the 1985 Stock Acquisition, in part as an inducement for employees to continue employment with the Company.

     Under the terms of one such letter agreement with the Company dated June 25, 1985, Mr. Johnson, who retired in December 1995, had an annual incentive compensation (bonus), as determined by the Compensation Committee, and was covered by the Company's Executive Severance Plan (with 36 months of benefits), 1985 and 1992 Stock Option Plans, 1994 Incentive Plan, Pension Plan, Savings Plan, Supplemental Savings Plan, supplemental executive retirement plans and life insurance program providing for a minimum of $1.4 million in life insurance coverage that was transferred to Mr. Johnson in 1990. Under his letter agreement with the Company, Mr. Johnson had a tax gross-up right applicable to the extent the "golden parachute" tax under the Code was imposed on benefits subject to such tax, such as payments made under the Executive Severance Plan. Early payment of Mr. Johnson's supplemental retirement benefits was made in 1992, which required his withdrawal as a future participant in such supplemental retirement plans. In addition to his letter agreement, the Board confirmed that Mr. Johnson's compensation and benefits would not be diminished as a result of the succession process approved by the Board. See "Report of the Organization and Compensation Committee of the Board of Directors on Executive Compensation."

     Consistent with past practices for senior management, the Company will provide Mr. Johnson with office space, secretarial support and certain club membership dues for a period of three years after Mr. Johnson's retirement at an estimated cost to the Company of under $100,000. Also, in recognition of his services to the Company, the Company contributed $250,000 to Haverford College to establish a scholarship endowment in honor of Mr. Johnson.

     Letter agreements similar to Mr. Johnson's were entered into with the executive officers named in the Summary Compensation Table, although such letter agreements did not provide for tax gross-up rights or for participation in the life insurance program. Currently, each of Messrs. Krips, Peabody, Wilson and Kalmbach has an annual incentive compensation (bonus), as determined by the Compensation Committee, and each is covered by the Executive Severance Plan (with 36, 36, 24 and 24 months of benefits, respectively), 1985 and 1992 Stock Option Plans, 1994 Incentive Plan, Pension Plan, Savings Plan, Supplemental Savings Plan and supplemental executive retirement plans. Such letter agreements have not been formally amended since the original date of the agreements to reflect changes in benefits resulting from promotions and increased job responsibilities.

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Secondary Oil Industry published index for the period of five years ended December 31, 1995.

VALUE OF INVESTMENT ($)

      MEASUREMENT PERIOD                                               DOW JONES
    (FISCAL YEAR COVERED)            UNION TEXAS        S&P 500      SECONDARY OIL
1990                                       100             100             100
1991                                     135.4           130.5            98.3
1992                                     126.7           140.4            98.9
1993                                     138.9           154.6           109.7
1994                                     142.9           156.6           106.3
1995                                     134.9           215.5           120.1

Assumes $100 invested December 31, 1990, in the Company's Common Stock, S&P 500 Stock Index and published industry index (dividends reinvested).

Source: TrackData.

     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

COMPENSATION PROGRAM

     The Company's compensation program for all executives, including the executive officers named in the Summary Compensation Table, is administered by the Compensation Committee of the Company's Board. The Compensation Committee currently consists of three members, all of whom are non-employee directors and two of whom are affiliated with the KKR Partnerships, which collectively own approximately 25% of the Company's Common Stock. Set forth below is a report submitted by the Compensation Committee addressing the Company's executive compensation programs for 1995.

     The Company's executive compensation program is designed to attract, motivate and retain executives critical to the long-term success of the Company. An important consideration in this philosophy is to relate the interests of the executive officers with those of the stockholders. In connection with this philosophy, the compensation package of the executive employees of the Company consists of four components: a base salary, an annual incentive, long-term incentives in the form of stock options, and savings programs. Further, the Company's 1994 Incentive Plan is intended to continue the alignment between executives' compensation and stockholder wealth creation. The Compensation Committee annually reviews the Company's executive compensation program on the basis of information provided by the Chief Executive Officer and the senior human resources executive of the Company with the assistance of the Company's human resources department, as well as studies, data and reports provided by independent consultants. Each component of the executive compensation program is described below.

BASE SALARIES

     The objective of the Company's base salary program for key management positions is to provide its executives with base salary opportunities that are competitive with similar positions in companies similar in size to the Company, based on annual revenues (referred to in this report as comparable companies). In order to motivate and retain key executives critical to the long-term success of the Company, the Company has established certain practices in regard both to base salary and to the relationship of incentive bonus to predetermined performance-oriented goals for the Company. The base salaries established for 1995 for the Chief Executive Officer and other executive officers of the Company were reviewed at the January 1995 meeting of the Compensation Committee. In setting base salaries for fiscal 1995, the Compensation Committee reviewed compensation data for comparable companies, including a comparison of market compensation data from a January 1995 comprehensive study that included detailed market data regarding base salaries, annual incentives and long-term incentives, prepared by Towers Perrin, an independent consultant (the "Consultant Study"), and analyzed the Company's executive compensation program. The Consultant Study included data collected from nationally recognized private and published compensation surveys of energy and other industry companies of comparable size to the Company for fiscal year 1994, but did not necessarily include data from proxy statements published in 1994 for fiscal year 1993 for the companies included in the Dow Jones Secondary Oil Industry published index. The Company's survey data also compared current Company officer salaries with annual 1994 market data salaries that were updated to project June 1995 data utilizing a 4% annual adjustment factor and target annual incentive award opportunities.

     The data obtained from the foregoing surveys is more reflective of competitive compensation among companies of similar size, based on annual revenues, than the data pertaining to companies included in the Dow Jones Secondary Oil Industry published index for purposes of the Company's Stock Price Performance Graph, which index includes several companies that are much larger and other companies that are smaller than the Company in terms of annual revenues. The energy and other industry survey data provide more detail about actual current compensation practices and levels to the Compensation Committee than information from proxy statements published in prior years. With the data collected, the Compensation Committee's objective is to establish the executives' salary and bonus opportunities above the market median (50th percentile) in an effort to be competitive with compensation provided to executives of the Company's competitors. The Company believes it is crucial to provide strongly competitive salaries in order to attract and retain managers who are highly talented. The specific competitive markets considered depend on the nature and level of the particular positions and the labor markets from which qualified individuals would be recruited for such positions. Base salary levels also reflect the performance of each individual employee over time. Thus, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries. The Chief Executive Officer and the senior human resources executive of the Company reviewed with the Compensation Committee a proposed 1995 salary plan for the Company's executives and other key management personnel (excluding the Chief Executive Officer), following which the Compensation Committee modified the proposed 1995 plan and then approved it as modified.

     All base salary increases for the executive officers were based on a philosophy of pay-for-performance and assessments of an individual's significant accomplishments and long-term value to the Company. In addition to reviewing the market salary data, the Compensation Committee recognized the importance of individual achievements and, accordingly, reviewed individual significant accomplishments for 1994 for each executive officer who received a salary increase as well as the timing of such increases. Such accomplishments included financial and operational successes in supervising the Company's programs, reserve acquisition results, and operating expenses and general and administrative costs reductions and efficiencies for the Company. The Compensation Committee took into account both qualitative and quantitative factors in making its salary compensation decisions for the Chief Executive Officer and each of the other executive officers; however, no quantitative formula was applied for weighing the importance of these factors in its decision. In addition, the Compensation Committee promoted Mr. Kalmbach to Vice President and Chief Financial Officer with an increased salary, grade level and annual incentive compensation target award as well as made an increased grade level adjustment for James Knight, Vice President -- Technical Services, based on the responsibilities of their respective jobs and market data provided from Towers Perrin for each of the two executive officers. Base salaries for the Chief Executive Officer and other executive officers were established at levels considered appropriate in view of the duties and scope of responsibilities of each such officer's position and were in a range generally consistent with the market median (50th percentile) of competitors.

ANNUAL INCENTIVES

     The objectives of the Company's annual Incentive Compensation Plan, a program under the 1994 Incentive Plan, are to motivate and reward the accomplishment of corporate and individual annual objectives, reinforce a strong performance orientation with differentiation and variability in individual awards based on contributions to business results, and enhance rewards for meeting and exceeding corporate and personal objectives both annually and over time. Under this pay-for-performance program, annual bonus targets as a percentage of salary for 1995 are set for each executive position and range from 40% to 45% for each of the executive officers named in the Summary Compensation Table, excluding the Chief Executive Officer. See "Chief Executive Officer Compensation" below. The annual incentive awards are paid upon the achievement of performance objectives established for the fiscal year and an assessment of management's contributions to the Company for the year. Each year, the Compensation Committee establishes specific goals relating to each executive's bonus opportunity. The Chief Executive Officer of the Company reviews all of the calculated awards for key salaried employees, adjusts such awards as he deems appropriate and reviews with the Compensation Committee a list of recommended awards for all officers of the Company. The Compensation Committee administers the Incentive Compensation Plan, recommends to the Board the aggregate amount of incentive compensation and approves individual officer awards. The Board approves the aggregate amount of the incentive compensation awards to all participants. Awards are paid currently in a lump sum or deferred for a period determined by the Compensation Committee.

     The executive officers receive a bonus on the basis of target percentage award levels established at the time of hiring, which may be increased in connection with promotions and increased job responsibilities. The annual bonus is based upon achievement of predetermined performance-oriented indicators, 80% of which are financial measures directly related to the Company. For 1995, the corporate financial measures considered in the Incentive Compensation Plan included growth in the Company's net income and cash flow and reserve additions, revisions or acquisitions. Financial results are measured against targets established at the beginning of the fiscal year by the Compensation Committee. In 1995, these financial results were subject to adjustment of the net income and cash flow targets based on changes from the Company's 1995 business plan related to new venture exploration wells as well as a review of capital budget revisions from the business plan. Also, the Compensation Committee determined that a minimum 75% achievement of the total financial objectives would be required for 1995 before the Company would be obligated to pay awards. Accordingly, each executive officer's bonus and a significant portion of each executive officer's compensation are annually at risk and dependent upon the Company's successful performance each year. The Incentive Compensation Plan provides for an increase in the incentive award, subject to a maximum percentage, when the Company's financial performance exceeds the target objective. To permit adjustments for unforeseen events or to allow senior management discretion in rewarding performance, basic calculated annual incentive awards under the Incentive Compensation Plan may be adjusted upward or downward by senior management, generally no more than 20% in either direction. These adjustments are subject to approval by the Chairman and Chief Executive Officer of the Company. Additionally, with respect to adjustments to awards for officers, such adjustments are subject to the review and approval of the Compensation Committee.

     In 1995, for the 80% portion of the incentive award tied to financial objectives, the financial results of the Company were above target levels. As to each executive officer in the Incentive Compensation Plan, the remaining portion of the awards was based on the individual's achievement of established personal objectives, which are performance-oriented goals that directly support the Company's overall business objectives but are more specific in nature to the individual's assigned business unit or particular job responsibility with varying weighted values that total 20%. Specific personal objectives for management, which are tied to predetermined time frames, include undertaking detailed operational studies, monitoring expenses for operational efficiency, implementing specific operational policies and plans, negotiating strategic business acquisitions and alliances, developing long-term business goals and developing succession plans, each of which relates directly to such officer's managerial responsibilities. The 1995 personal objectives were recommended by management and approved by the Compensation Committee at the January 1995 meeting of the Compensation Committee. The accomplishment of such personal objectives was evaluated by the Chief Executive Officer. The results of this evaluation were reflected in a recommended award for each officer which was reviewed and approved by the Compensation Committee. Certain of the personal objectives are non-quantifiable, and thus the evaluation of the completion of these objectives is subjective in nature. The 1995 awards to executive officers were above target objectives because the Company exceeded its financial target objectives in 1995. Based on the Consultant Study provided to the Compensation Committee, the Company's 1995 target annual incentive awards were generally competitive with the market median rates described in the Consultant Study.

LONG-TERM INCENTIVES

     Another important consideration in the compensation philosophy of the Company is to align the interests of the directors, key executive officers and employees with the long-term interests of the stockholders of the Company. The 1994 Incentive Plan provides authority for the Compensation Committee to use a range of long-term incentive awards in various forms as part of the Company's overall compensation program. In connection with this philosophy, the Company historically has attempted to periodically award its employees with stock options whose value depends upon an increase in the value of the Common Stock of the Company. The use of stock options is an integral part of the entire compensation package of the employees of the Company, which also serves as a pay-for-performance plan. Through providing the executives an opportunity for stock ownership, stock options reward executives, on the basis of the Company's future performance reflected in increased stock price, for long-term service to the Company and for enhancing shareholder value. See "Election of Directors -- Director Compensation."

     On October 26, 1995, the Compensation Committee granted a total of 896,200 stock options pursuant to the 1994 Incentive Plan, which plan was approved by the stockholders at the 1995 Annual Meeting of Stockholders. Options were received by all U.S.-based employees, including the named executive officers as described in the Summary Compensation Table and the Option/SAR Grants in 1995 Table. The option exercise price is equal to the fair market value of the stock on October 26, 1995, the date of the grants. The 1995 option grants vest at a rate of 25% per year beginning one year after the grant date. In considering the stock option grants, the Compensation Committee reviewed a comprehensive compensation study updated to project December 1995 data utilizing an annual adjustment factor of 4%, prepared by Towers Perrin in October 1995, of the Company's executive compensation program. Such updated Consultant Study was based on published and private sources similar to the Consultant Study described above. The updated Consultant Study provided information on the Company's officers' overall compensation position relative to base salaries, annual bonuses and long-term incentive values at the market median, the 65th percentile and the 75th percentile. Towers Perrin's overall assessment, as indicated in the updated Consultant Study, placed the Company's officers' total direct compensation consistent with the market 65th percentile. The updated Consultant Study also included an analysis of the value of long-term incentive compensation grants and payments made by companies similar in size to executives in similar positions, using the Black-Scholes model as a valuation methodology for the stock option grants made by each such company. This analysis provided a means for the Compensation Committee to compare values of stock option grants made by the Company with the values of long-term incentive grants made by competitors and to confirm the competitiveness of the stock option grants made by the Company. The updated Consultant Study included companies of comparable size to the Company in the energy and other industries with annual revenues of $500 million to $1 billion. The updated Consultant Study did not necessarily include all of the companies in the Dow Jones Secondary Oil Industry published index, which was referenced in the Company's proxy statement for last year.

     The Compensation Committee's overall stock option grant guidelines for key management were generally to position grants above the market median (50th percentile) of the competitors, in accordance with the Company's salary and bonus objectives. The Compensation Committee was provided a history of stock options granted to officers from 1985 to such October 1995 meeting. The 1995 stock option grants to officers were made at equivalent levels as the prior year's awards. The 1995 stock option grants were at the market 65th percentile. The Compensation Committee also considered the aggregate number of options being awarded and previously granted in determining the size of individual grants for 1995, which grants in 1994 were above the market median, as reflected in the updated Consultant Study. In addition, the Compensation Committee considered the percentage of total number of shares of Common Stock outstanding to be granted by the Company as options, although not as compared to the percentage of outstanding shares granted as options in 1994 by the companies included in the Dow Jones Secondary Oil Industry published index. The Compensation Committee periodically grants stock options to provide continuing incentives for individuals to enhance the value of the Company and to remain with the Company and thereby receive value from such compensation. Accordingly, the long-term stock options are granted to vest over time without regard to the number of options held currently by each executive officer on the date of grant. By working to increase the Company's stock value, one of the Company's performance goals is met, and the executives and employees are likewise compensated through increased option value.

OTHER COMPENSATION PROGRAMS AND POLICIES

     Another aspect of the Company's compensation package is to encourage employees to save for the future through the Savings Plan. The Savings Plan permits most regular salaried employees of the Company to contribute a percentage of their annual base salary to the Savings Plan on a before-tax basis. A participant's contributions to the Savings Plan are matched by the Company. Generally, the Company's basic matching contribution is an amount equal to 100% of the first 8% of the participant's annual base salary contributed to the Savings Plan, which 8% is referred to as the participant's basic contribution. To encourage alignment of the employees' and stockholders' long-term financial interests, all of the Company's contributions to the Savings Plan are invested in the Company's Common Stock, and participants may elect to invest their contributions in six investment funds, including the one invested in the Company's Common Stock. The Code places certain maximum limitations on the amount of contributions which otherwise could be contributed to the Savings Plan. Highly compensated participants limited by such provisions, which include all of the executive officers, may contribute to the Supplemental Savings Plan and have their contributions matched by the Company in cash in accordance with the terms of the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded, and benefits are paid from the general assets of the Company. Company contributions to the Supplemental Savings Plan in 1995 were $200,660, and 1995 contributions of $200,660 were made by the participants. See the Summary Compensation Table for information with respect to each named executive officer.

     The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and the Company's Matching Gifts Program, under which program the Company will match a maximum of $5,000 of gifts to eligible institutions per participant per year. Also, the executives of the Company are provided director and officer insurance coverage. The incremental cost to the Company of the executives' benefits provided under these plans is not material to the Company. For employee participants (which include all of the executive officers) whose benefits under the Savings Plan or Pension Plan are reduced or restricted due to tax law limits, the Company has applicable excess supplemental benefit plans. Benefits under these plans are not directly or indirectly tied to Company performance.

     Section 162(m) of the Code limits the tax deduction that the Company may take with respect to the compensation of certain executive officers, unless the compensation is "performance based" as defined in the Code. The Company's 1995 executive compensation, other than with respect to the Chief Executive Officer, was within the provisions for the $1 million deductibility cap set forth in
Section 162(m) of the Code. However, beginning with the Company's 1996 Annual Meeting of Stockholders, two of the present members of the Compensation Committee may, under present circumstances, no longer qualify as "outside" directors under Section 162(m) of the Code, a prerequisite for compensation to be "performance based" (and thus exempt from the cap) under Section 162(m). Stock options granted under the 1992 Stock Option Plan and the 1994 Incentive Plan prior to the Company's 1996 Annual Meeting of Stockholders are intended to qualify for exemption from the cap under transition rules. The Compensation Committee intends to monitor developments under the tax law and consider actions that may be taken in the future that would enable any compensation in excess of $1 million paid to its executives who are "covered persons" under the provisions of Section 162(m), which generally includes the Chief Executive Officer and the four other most highly compensated executive officers of the Company who are officers on the last day of the tax year, to be deductible. However, awards that are not intended to qualify under Section 162(m) will be paid without regard to the limitation on deductibility thereunder.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Johnson, who retired effective as of December 31, 1995 and who served as Chief Executive Officer since July 1984, joined Allied, the Company's predecessor, in 1968 and served in a number of executive positions. The Company's senior human resources executive reviewed Mr. Johnson's salary separately with the Compensation Committee at its January 1995 Compensation Committee meeting in the absence of Mr. Johnson. To assist in such review, the Compensation Committee was provided marketplace data for 1994 prepared by Towers Perrin regarding salary levels and total compensation rates, in addition to the Consultant Study described above, which data included compensation information for chief executive officers based on published and private sources of market data compensation information for selected oil and gas companies based on revenues averaging from $500 million to $1 billion. In addition, Towers Perrin provided 1993 compensation information as reported in the 1994 proxy statements for the companies in the Dow Jones Secondary Oil Industry published index shown in the Company's Stock Price Performance Graph ("Proxy Peer Group"), as well as for selected exploration and production companies, certain of which Towers Perrin believes are comparable overall to the Company (based on their revenues). All market and proxy data was updated to project June 1995 information utilizing a 4% annual adjustment factor. The Towers Perrin analysis indicated that the Chief Executive Officer's total direct compensation fell at the market median (50th percentile) of market rates for the Proxy Peer Group and the published and private survey market data.

     In addition to comparing Mr. Johnson's compensation to the range of compensation indicated from the market and proxy survey data, the Compensation Committee recognized that Mr. Johnson's leadership has contributed substantially to the Company's success over the years and reviewed his job performance, the historical, financial, operating and stock price performance of the Company and the Company's successful acquisition of reserves. In view of the Compensation Committee's objectives and the information described above, the Compensation Committee approved a one-time payment in December 1995 of $25,000 to effectively treat Mr. Johnson's base salary for 1995 as $575,000 and retained his target percentage for his annual incentive award at 65%. His annual incentive bonus for 1995, 90% paid in December 1995 and the remainder paid in January 1996, was $518,400, which was equal to approximately 90% of his salary compensation, and approximately 47% of his combined bonus and salary compensation for 1995. His annual incentive compensation was based on the achievement of predetermined financial and personal objectives by the Company and Mr. Johnson, respectively, as described above. The Compensation Committee established the objectives for Mr. Johnson in January 1995, 80% of which included financial measures directly related to growth in the Company's net income and cash flow and reserve additions, revisions or acquisitions. The financial results of the Company were above target levels in 1995. The remaining portion of the incentive target award was based on personal objectives, which objectives were substantially met by Mr. Johnson in 1995. These personal objectives included pursuing appropriate acquisition opportunities, monitoring expenses for operational efficiency, maintaining compliance with safety and environmental requirements, ensuring implementation of the Company's employee development and succession programs, ensuring a study of and recommending improvements for the Company's records management, ensuring the development and implementation of the Company's new venture exploration program and organization, developing overall strategies for Virginia Indonesia Company, the Company's affiliate, ensuring an effective Company investor relations program with expanded coverage and information and assisting the Succession Committee and providing for an orderly transfer to the new incumbent. The Compensation Committee evaluated the attainment of Mr. Johnson's objectives and approved Mr. Johnson's 1995 bonus in accordance with the terms of the Incentive Compensation Plan. His 1995 award was above target objectives because the Company exceeded its financial target objectives in 1995. Also, Mr. Johnson participated in the Supplemental Savings Plan as reflected in the Summary Compensation Table. Mr. Johnson's compensation in excess of $1 million for 1995 did not qualify for deductibility under the provisions of
Section 162(m) of the Code. Since the Compensation Committee applies a level of discretion to its decision making that is not permissible under the Code, its annual incentive bonus to Mr. Johnson did not and was not intended to meet the requirements for deductibility under the Code. The Compensation Committee believes the payment of the annual incentive bonus was in the best interests of the Company to retain the qualified Chief Executive Officer until his retirement. Although the excess amount was not deductible, it was not material. See "Executive Compensation and Other Information -- Description of Certain Employment Agreements and Changes of Employment Arrangements."

     Acknowledging Mr. Johnson's over 27 years of service with the Company, the Company contributed $250,000 to Haverford College to establish a scholarship endowment in honor of Mr. Johnson and gave him a personal gift with a related tax payment adjustment valued in the aggregate amount of $36,782. Consistent with past practices for senior management, the Company also provides Mr. Johnson post-retirement business support for a period of three years. Due to his expected retirement, no stock options were granted to Mr. Johnson at the October 1995 Compensation Committee meeting. In January 1996, John L. Whitmire assumed the positions of Chairman of the Board and Chief Executive Officer. See "Executive Compensation and Other Information -- Description of Certain Employment Agreements and Changes of Employment Arrangements."

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Organization and Compensation Committee:

         Edward A. Gilhuly
         Michael W. Michelson
         Richard R. Shinn

January 25, 1996

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Two of the current members of the Compensation Committee, Mr. Michelson and Mr. Gilhuly, are affiliates of KKR and the KKR Partnerships. The KKR Partnerships collectively own approximately 25% of the Company's outstanding Common Stock. In connection with the 1985 Stock Acquisition, the Company agreed to pay each of KKR and Allied a fee for financial advisory services of $250,000 per year, increasing at a compounded rate of 10% per annum. The Company is obligated to continue to pay this annual advisory service fee to KKR until KKR or its affiliates own less than 20% of the number of shares of Common Stock outstanding. During 1995, KKR was paid $618,961 for such financial advisory services pursuant to this Consulting Agreement.

     The Company has agreed that, upon request of the KKR Partnerships, the Company will register under the Securities Act and applicable state securities laws the sale of the Common Stock owned by the KKR Partnerships as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts. In May 1995, the KKR Partnerships sold 11,500,000 shares of Common Stock of the Company in a secondary public offering, which was registered by the Company under the Securities Act pursuant to the Company's agreement with the KKR Partnerships described above. In connection with the registration, the Company paid approximately $1,300,000 in expenses on behalf of the KKR Partnerships.

                             STOCKHOLDER PROPOSALS

     To be considered for inclusion in the Company's Proxy Statement relating to the 1997 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office no later than November 22, 1996, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. See "Election of Directors" and the Company's Bylaws for notice procedures to recommend a person for nomination as a director and to propose business to be considered by the stockholders at a meeting.

                 ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS

     The annual report to stockholders, including consolidated financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, INCLUDING FINANCIAL STATEMENTS BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO JOHN M. ZIMMERMAN, VICE PRESIDENT -- PLANNING AND INVESTOR RELATIONS, UNION TEXAS PETROLEUM HOLDINGS, INC., 1330 POST OAK BLVD., HOUSTON, TEXAS 77056. Upon the payment of the Company's reasonable expense of furnishing the exhibit requested, the Company, upon request, will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the SEC and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and, if applicable, written representations from certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable its officers, directors and greater-than-10% beneficial owners were complied with.

                                            By Order of the Board of Directors

                                            /s/ NEWTON W. WILSON, III

                                            NEWTON W. WILSON, III
                                            Secretary

Houston, Texas
March 22, 1996

PROXY
                      UNION TEXAS PETROLEUM HOLDINGS, INC.
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                   THE COMPANY FOR ANNUAL MEETING MAY 8, 1996

The undersigned hereby constitutes and appoints John L. Whitmire, Larry D. Kalmbach and Newton W. Wilson, III, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of UNION TEXAS PETROLEUM HOLDINGS, INC. to be held at the office of the Company, 1330 Post Oak Blvd., Houston, Texas on Wednesday, May 8, 1996, and at any adjournments thereof, on all matters identified herein and, in their judgment and discretion, on all other matters coming before said meeting, all as described in the Notice and Proxy Statement.

         Election of Directors. Nominees:

         Glenn A. Cox, Saul A Fox, Edward A. Gilhuly, James H. Green, Jr., Henry R. Kravis, Michael W. Michelson, Stanley P. Porter, George R. Roberts, Richard R. Shinn, Sellers Stough, John L. Whitmire.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS CARD ALSO REPRESENTS VOTING INSTRUCTIONS FOR SHARES HELD FOR THE BENEFIT OF COMPANY EMPLOYEES IN THE UNION TEXAS PETROLEUM SAVINGS PLAN FOR SALARIED EMPLOYEES.

                                                                SEE REVERSE SIDE

[X]      Please mark your                                            2855
         votes as in this
         example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.       Election of Directors. (see reverse)

         FOR  [  ]       WITHHELD  [  ]

         For, except vote withheld from the
         following nominees:

         __________________________________

2.       Approval of independent accountants.

         FOR  [  ]       AGAINST   [  ]      ABSTAIN [  ]

Please mark this box if you will personally be attending the meeting    [  ]


                                        Note: Please sign exactly as your name
                                        appears on this card. Joint owners
                                        should each sign personally.
                                        Corporation proxies should be signed
                                        by an authorized officer. Executors,
                                        administrators, trustees, etc.
                                        should so indicate when signing.

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                                        SIGNATURE(S)                       DATE